Exhibit 10.3

November 1, 2006

Oppenheimer & Co. Inc.

125 Broad Street

New York, NY 10004

Re: Placement Agent Agreement Between Oppenheimer and Cardium Theraputics

Dear Sirs:

The undersigned, Cardium Therapeutics, Inc., a Delaware corporation (the “Company”), hereby agrees (the “Agreement”) with Oppenheimer & Co. Inc. (“Oppenheimer” or “Placement Agent”) as follows:

1. Best Efforts Offering. The Company hereby engages Oppenheimer to act as its exclusive placement agent during the term of the offering as outlined herein to sell at least $20 million of Common Stock and Warrants (the “Securities”), on a “best efforts” basis (the “Offering”). Oppenheimer intends to market the Offering on the terms as set forth in the Term Sheet attached hereto as Exhibit A. The Securities shall be offered without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”) pursuant to the exemption from registration created by Regulation D thereof. It is understood that no sale with respect to the Offering shall be regarded as effective unless and until accepted in writing by the Company. The Company may, in its sole discretion, accept or reject in whole or in part any prospective investment in the Securities or allot to any prospective subscriber less than the number of Securities that such subscriber desires to purchase. The Placement Agent shall have no authority to bind the Company and the Company may in its sole discretion postpone, modify, abandon or terminate the Offering prior to closing.

2. Private Placement Memorandum. The Company shall, as soon as practicable and with the Placement Agent’s reasonable assistance, prepare a Private Placement Memorandum (the “PPM”) covering the proposed Offering which shall meet the anti-fraud and other requirements of the federal and state securities laws. The PPM shall be in form and substance reasonably satisfactory to Oppenheimer, the Company, and their respective counsel, and the Placement Agent shall obtain the Company’s prior written consent, which consent shall not be withheld unreasonably, before beginning the Offering and generally circulating the PPM to potential investors. In addition, prior to disclosing material non-public information to any potential investor or third party (other than knowledge of the Offering itself), the Placement Agent shall obtain the Company’s prior written consent, which consent shall not be withheld unreasonably. It is contemplated that the PPM will include the Company’s public documents and a summary wrapper attached to include among others, the terms of the Offering, risk factors, and any updates of the Company not included in the public documents. The Company agrees that it shall modify or supplement the PPM during the course of the Offering to insure that the PPM does not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3. Compensation.

(a) Oppenheimer will be paid at closing of the Offering a cash commission of 6.5% of the aggregate amount of the proceeds received by the Company at closing for the Securities sold. In addition, Oppenheimer shall receive five year non-callable warrants to purchase such number of shares of the Company’s Common Stock equal to 6.0% of the number of Common Stock sold hereunder, exercisable at 120% of the Market Price (as defined in the Term Sheet) at closing of the Offering. In the event that the gross proceeds raised in the Offering exceed $30 million, the cash commission and the placement agent warrants shall be reduced to 6% and 5%, respectively. In addition, it is understood that National Securities Corporation (“National”) will act as a Soliciting Dealer with respect to the Offering and will enter into a Soliciting Dealer’s Agreement with Oppenheimer which shall provide, among other things, that Oppenheimer will reallow a 4% cash commission and 3.75% warrants to National for all sales made by National. In the event that the total compensation is reduced due to a deal size in excess of $30 million, National’s reallowance shall be reduced pro rata.

(b) Notwithstanding anything to the contrary herein, if, during the term of the Offering hereunder, an institutional investor receives the PPM or material non-public information regarding the Offering from Oppenheimer in accordance with Section 2 of this Agreement and if (i) the Offering hereunder does not close and such investor purchases any private securities of the Company within 12 months after the termination of the Offering, or (ii) the Offering hereunder closes and such investor makes an investment in the Offering and subsequently purchases within 12 months after the closing of the Offering any private securities of the Company, Oppenheimer shall be entitled to compensation as set forth in the prior paragraph.

4. Further Representations and Agreements

(a) In addition to the terms and conditions in Exhibit A, the Company further represents and agrees that (i) it is authorized to enter into this Agreement and to carry out the Offering contemplated hereunder and that this Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms; (ii) the Company shall not issue any additional shares (other than shares pursuant to the exercise of warrants), options (other than pursuant to its existing stock option plan or successor plan covering no more securities than the existing plan), or warrants during the term of the Offering; (iii) the Company will, during the course of the Offering, provide Oppenheimer with all information and copies of documentation with respect to the Company's business, financial condition, and other matters as Oppenheimer may reasonably deem relevant, including copies of all documents sent to stockholders or filed with any federal authorities, and will make reasonably available to Oppenheimer, its auditors, counsel, and officers and directors to discuss with Oppenheimer any aspect of the Company or its business which Oppenheimer may reasonably deem relevant; and (iv) the Offering will not be marketed until the Company’s protocol for its next trial for Generx has been filed with the FDA.

(b) Placement Agent hereby represents, warrants and covenants to the Company the following: (i) the Placement Agent is, and will be during the term of this Agreement, a duly registered broker-dealer pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any applicable state statute and a member in good standing of the NASD; (ii) the Placement Agent is authorized to enter into this Agreement and to carry out the Offering contemplated hereunder and that this Agreement constitutes a legal, valid, and binding obligation of the Placement Agent, enforceable in accordance with its terms; and (iii) the Placement Agent shall not engage in any form of general solicitation or general advertising that is prohibited by Regulation D or any equivalent state securities laws in connection with the Offering, or take any action that might reasonably be expected to jeopardize the availability for the Offering of the exemption from registration provided by Rule 506 under Regulation D or any applicable state securities law exemption.

5. Indemnification. – See Exhibit B attached hereto, and incorporated herein by reference.

6. No-Shop Provision. Until the Offering contemplated hereby is closed or terminated and except with respect to negotiations related to National’s potential role as a Soliciting Dealer as described in this Agreement, the Company agrees that it will not negotiate with any other person relating to a possible public or private offering, or placement of the Company's securities, other than (i) the issuance of securities pursuant to contractual obligations of the Company in effect as of the date of this Agreement; and (ii) the issuance of equity securities pursuant to employment benefit, option or purchase plans in effect as of the date of this Agreement. In addition, if during the Offering period the Company engages in discussions to be acquired, merge, sell all or substantially all of its assets, or otherwise effect a corporate reorganization with any other entity, and as a result the Offering is terminated, Oppenheimer shall be retained as the Company’s financial advisor on terms that are reasonable and customary for the size and nature of such a transaction.

7. Termination. The Company shall have the right to terminate the Offering (i) in the event it is not completed by December 31, 2006; (ii) upon fifteen days’ prior written notice to Placement Agent; or (iii) in the event of the other party’s material breach of its representations, warranties or covenants. The Company and Oppenheimer may terminate or extend the Agreement at any time by mutual written consent.

8. Competing Claims. The Company acknowledges and agrees that no entity has any claims or is entitled to any payments for services in the nature of a finder’s fee or any other arrangements, agreements, payments or understandings pursuant to this Offering, other than with National in accordance with the Placement Agency Agreement, dated as of July 1, 2005, by and between the Company and National Securities Corporation, and all related agreements; however, the Company agrees that either (i) National has waived its right of first refusal under Section 5(o) of the Placement Agent Agreement and the related Right of First Refusal Agreement, each dated on or about July 1, 2005, between the Company and National with respect to the Offering in exchange for being a Soliciting Dealer as set forth in paragraph 3 herein or (ii) the Company has terminated, National’s right of first refusal. To the extent that National serves as a Soliciting Dealer, National and Oppenheimer shall execute the Soliciting Dealer’s Agreement that shall include, among other things, that National agrees in writing to the representations and warranties set forth in Section 4(b) of this Agreement and such other customary and reasonable representations and covenants with respect to its role as a Soliciting Dealer.

9. Miscellaneous.

(a) Governing Law. This Agreement and the transactions contemplated hereby shall be governed in all respects by the laws of the State of New York, without giving effect to its conflict of laws principles.

(b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(c) Notices. Whenever notice is required to be given pursuant to this Agreement, such notice shall be in writing and shall either be (i) mailed by certified first class mail, postage prepaid, addressed (a) if to Oppenheimer, at the address set forth at the head of this Agreement, Attention: Kee Colen, Managing Director; and (b) if to the Company, at Cardium Therapeutics, Inc., Attention: Christopher J. Reinhard, Chairman and CEO; or (ii) delivered personally or by express courier. The notice shall be deemed given, if sent by mail, on the third day after deposit in a United States post office receptacle, or if delivered personally or by express courier, then upon receipt.

(d) Dispute. In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or the transactions contemplated by this Agreement, the prevailing party, or parties, shall be paid its reasonable attorney's fees and expenses arising from such action, suit, or proceeding by the other party.

(e) Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) and the mutual Non-Disclosure Agreement, dated as of October 19, 2006, by and between Placement Agent and the Company, collectively are the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous proposals, discussions, negotiations, understandings, promises, representations, conditions, communications and agreements, whether written or oral, between the parties with respect to such subject matter and all past courses of dealing or industry custom.

If the foregoing correctly sets forth the understanding between Oppenheimer and the Company, please so indicate in the space provided below for that purpose whereupon this letter shall constitute a binding agreement between us.

Sincerely,

Cardium Therapeutics, Inc.

By:	/s/ Tyler Dylan
Tyler M. Dylan
Chief Business Officer

Confirmed and agreed to:

Oppenheimer & Co. Inc.

By:	/s/ Kee Colen
Kee Colen
Managing Director

Date: 11-2-06

Exhibit A

Cardium Therapeutics, Inc.

Private Placement of Common Stock with Warrants -

Preliminary Term Sheet

Issuer:	Cardium Therapeutics, Inc. (the "Company"), a Delaware corporation.

Issue:	$20+ million of common stock (the "Common Stock") and Warrants (as defined below) (the "Securities") issued to accredited investors only pursuant to Regulation D (the “Offering”).

Lead Placement Agent:	Oppenheimer & Co. Inc.

Issue Price:	At a discount to the Market Price to be determined based on investor demand and market conditions, subject to approval by Company at its sole discretion. The Market Price is defined as the average closing price of the Common Stock for up to five trading days immediately prior to the pricing of the offering. The Pricing Date is defined as the date in which the Securities Purchase Agreement (“SPA”) is entered into by the investors and accepted by the Company.

Warrants:	The amount of warrants if any shall be determined based on investor demand and market conditions, subject to approval by Company at its sole discretion. The life of the warrants shall be 5 years with an exercise price expected to be equal to 120% of the Market Price per share of Common Stock (the "Exercise Price").

Registration Rights:	The Company shall use its best efforts to file with the SEC a registration statement (the “Registration Statement”) for the Securities within 30 days of the Pricing Date and to have such Registration Statement declared effective within 90 days of the Pricing Date; if the Company does not have the Registration Statement filed within 30 days of the Pricing Date or declared effective within 90 days of the Pricing Date, the Company shall pay the investors a cash penalty on a monthly basis of 1.0% of the value of their investment for as long as the subsequent period during which the Registration Statement is not effective. If the SEC reviews the Registration Statement, then the effectiveness clause shall be increased to 120 days.

Lock Up:	All executive officers, directors and affiliates of the Company shall enter into a lock up agreement with Oppenheimer in which they will agree not to sell any shares held by them under Rule 144 or otherwise for a period from the date hereof until the later of six (6) months from the closing hereunder or 90 days following the effective date of a Registration Statement in which the Securities are included. The Company agrees that for a period of 90 days after the effectiveness of the Registration Statement, it shall not issue or sell any equity linked securities of the Company, unless the issuance or sale is related to a strategic transaction or an employee, consultant, supplier, lender, lessor or option grant or issuance.

Use of Proceeds:	R&D spending, strategic acquisitions or corporate development transactions, and general corporate purposes.

Purchase Agreement:	The Common Stock and Warrants shall be purchased pursuant to the SPA which shall contain representations, warranties and covenants of the Company and conditions to closing customary for a transaction of this kind.

Closing:	The financial closing shall occur within three business days following the Pricing Date (the "Closing Date").

Oppenheimer Compensation:	Oppenheimer will be paid at closing of the Offering a cash commission of 6.5% of the aggregate amount of the proceeds received at closing for the Securities sold. In addition, Oppenheimer shall receive five year non-callable warrants to purchase such number of shares of the Company’s Common Stock equal to 6.0% of the number of Common Stock sold hereunder, exercisable at 120% of the Market Price at closing of the Offering. In the event that the gross proceeds raised in the Offering exceed $30 million, the cash commission and the placement agent warrants shall be reduced to 6% and 5%, respectively. In addition, it is understood that National will act as a Soliciting Dealer with respect to the Offering and will enter into a Soliciting Dealer’s Agreement with Oppenheimer which shall provide, among other things, that Oppenheimer will reallow a 4% cash commission and 3.75% warrants to National for all sales made by National. In the event that the total compensation is reduced due to a deal size in excess of $30 million, National’s reallowance shall be reduced pro rata.

Expenses:	Whether or not the Offering is successfully completed, it shall be the Company’s obligation to bear all of its expenses in connection with the proposed Offering. In addition, the Company shall reimburse Oppenheimer for its out-of-pocket expenses, including reasonable legal fees and disbursements, up to a maximum of $75,000, of which $25,000 is payable to Oppenheimer upon execution of this agreement.

Other:	The Company further represents and agrees that it will deliver at the closing of the Offering (a) a certificate of each of the Company's CEO and CFO to the effect that the offering materials meets the requirements hereof and does not contain any untrue statement of material fact or fail to state any material fact required to be stated therein or necessary to make the statements therein not misleading and all necessary corporate approvals have been obtained to enable the Company to deliver the Securities in accordance with the terms of the Offering, and (b) an opinion of counsel for the Company in customary form.

EXHIBIT B	November 1, 2006

Oppenheimer & Co. Inc.

125 Broad Street

New York, New York 10004

Attention:

Kee Colen

Managing Director

Dear Mr. Colen:

In connection with Cardium Therapeutics Inc.’s (the “Company’s”) engagement of Oppenheimer & Co. Inc. ("Oppenheimer") as the Company’s placement agent pursuant to an agreement dated October 13, 2006, the Company hereby agrees to indemnify and hold harmless Oppenheimer and its affiliates, and Oppenheimer’s controlling persons, directors, officers, shareholders, agents, and employees of any of the foregoing (individually and collectively, the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel) (individually and collectively, a "Claim"), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Oppenheimer, or (B) otherwise relate to or arise out of Oppenheimer's activities on the Company’s behalf under Oppenheimer's engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim, which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification hereunder. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Oppenheimer except for any Claim incurred by the Company as a result of any Indemnified Person's gross negligence or willful misconduct

The Company further agrees that it will not, without the prior written consent of any Oppenheimer, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation the Company may have hereunder, unless and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines and provides written correspondence to the Company, that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest, compromise, settle, assert cross-claims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefore at its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason then (whether or not Oppenheimer is the Indemnified Person), the Company and Oppenheimer shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Oppenheimer on the other, in connection with Oppenheimer's engagement referred to above, subject to the limitation that in no event shall the amount of Oppenheimer's contribution to such Claim exceed the amount of fees actually received by Oppenheimer from the Company pursuant to Oppenheimer's engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Oppenheimer on the other, with respect to Oppenheimer's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or the Company’s stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which Oppenheimer is engaged to render services bears to (b) the fee paid or proposed to be paid to Oppenheimer in connection with such engagement.

The Company’s indemnity, reimbursement and contribution obligations under this agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

The validity and interpretation of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Each of Oppenheimer and the Company hereby irrevocably submits to the jurisdiction of any court of the State of New York, County of New York or the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of this agreement or the transactions contemplated hereby, which is brought by or against Oppenheimer or the Company and in connection therewith, each of Oppenheimer and the Company (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that it has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, it hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this agreement other than in any such court. Each of Oppenheimer and the Company hereby waives and agrees not to assert in any such action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to its property of (c) any suit, action or proceeding is brought in an inconvenient forum.

The provisions of this Agreement shall remain in full force and effect following the completion or termination of Oppenheimer's engagement.

Sincerely,

Cardium Therapeutics, Inc.

By:	/s/ Tyler Dylan
Tyler M. Dylan
Chief Business Officer

Confirmed and agreed to:

Oppenheimer & Co. Inc.

By:	/s/ Kee Colen
Kee Colen
Managing Director

Date:	11-2-06